Sonic Foundry Secures $5 Million in Funding

MADISON, Wis. - March 6, 2019 - Sonic Foundry, Inc. (OTC Pink Sheets: SOFO), the trusted leader for video creation and management solutions, today announced it has completed a $5 million round of funding.

Sonic Foundry's Special Committee of Disinterested and Independent Directors approved and authorized execution of a note purchase agreement with its Board Chairman, Mark Burish, providing $5 million of funding. The company will use this funding to replace the prior revolving line of credit with Silicon Valley Bank, which matured on January 31. As a result, the company intends to finalize filing its annual report for fiscal year ending September 30, 2018, for which an extension was previously filed to provide sufficient time to complete a long-term financing facility.

"We are pleased to announce that we closed $5 million of funding, which will help fuel our investment in developing best-in-class video capture and management solutions. Mr. Burish has been a stalwart supporter of our vision, and his support will enable us to pursue our strategic focus for fiscal 2019 as we continue developing innovative products that resonate with our users and drive the business," said Gary Weis, CEO, Sonic Foundry. “As we move forward, the executive team and board of directors are confident that we’ve set the business up to grow revenue, drive technology development and continue to innovate world class, next-generation products and solutions for our customers.”

About Sonic Foundry®, Inc.
Sonic Foundry (OTC Pink Sheets: SOFO) is the global leader for video capture, management and streaming solutions. Trusted by more than 4,900 educational institutions, corporations, health organizations and government entities in over 65 countries, its Mediasite Video Platform quickly and cost-effectively automates the capture, management, delivery and search of live and on-demand streaming videos. Learn more at www.mediasite.com and @mediasite.

© 2019 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Media Relations:
Nicole Wise, Director of Communications
920.226.0269
nicolew@sonicfoundry.com